Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”) is entered into as of June 30, 2020, by and among Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), ARC Insurance Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Hilltop (“ARC Insurance Holdings,” and collectively with Hilltop, “Seller”) and Align NL Holdings, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller, Buyer and the other parties thereto are party to that certain Stock Purchase Agreement dated as of January 30, 2020 (as amended, the “Purchase Agreement”);

WHEREAS, pursuant to Section 11(i) of the Purchase Agreement, no amendment of any provision of the Purchase Agreement shall be valid unless the same shall be in writing and signed by the Parties, which is defined in the Purchase Agreement as Seller and Buyer; and

WHEREAS, Seller and Buyer have agreed, upon the following terms and conditions, to amend the Purchase Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.         Terms and References. Unless otherwise stated in this Amendment (a) terms defined in the Purchase Agreement have the same meanings when used in this Amendment, and (b) references to “Sections” are to sections of the Purchase Agreement (as modified hereby).

Section 2.         Amendments to Purchase Agreement.

(a)      The definition of “Initial Purchase Price” contained in Section 1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Initial Purchase Price” means One Hundred Forty Three Million Six Hundred Thousand Dollars ($143,600,000).

(b)      Section 2(c)(i) of Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Pre-Closing Financial Statements and Pre-Closing Adjustment Notice. As promptly as practicable, but no later than 10 days prior to the Closing Date, Seller shall prepare and deliver, or shall cause to be prepared and delivered, to Buyer (A) a balance sheet of NLC, prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the NLC Financial Statements (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) (the “NLC Pre-Closing Balance Sheet”) as of the Closing Date, and (B) a statement (the “Pre-Closing Adjustment Notice”) setting forth (1) the Tangible Book Value of NLC on the NLC Pre-Closing Balance Sheet, as calculated as set forth on Section 2(c) of the Seller Disclosure Letter (the “NLC Pre-Closing Tangible Book Value”), and the amount calculated as follows: (I) the NLC Pre-Closing Tangible Book Value, less (II) the Target NLC Closing Tangible Book Value (such amount, whether positive or negative, the “TBV Change”) and (2) an amount equal to twenty-three percent (23%) of the difference between (I) $78,800,000 plus or minus the TBV Change to the extent attributable to the Carrier Entities (the contribution of the Guidewire system from NLC to NGC shall be expressly excluded from the determination of the TBV Change attributable to the Carrier Entities) and (II) the adjusted tax basis of the assets of NGC, Excalibur Financial Corporation, a Delaware corporation, and the Insurance Companies (the “Section 338(h)(10) Subsidiaries ”) less any liabilities of the Section 338(h)(10) Subsidiaries taken into account for income Tax purposes (the amount calculated pursuant to this clause (2), the “Tax Amount”), provided, however, that if RIH and Buyer do not make or cause to be made an election pursuant to Section 338(h)(10) of the Code with respect to the actual or deemed sale of the stock of the Section 338(h)(10) Subsidiaries in the Carrier Entities Transaction, Buyer shall pay over the Tax Amount to Seller no later than five (5) business days after the due date for filing IRS Form 8023.”

Section 3.           Remaining Terms. Except as modified hereby, all of the terms and conditions set forth in the Purchase Agreement shall remain unchanged and in full force and effect, and by executing this Amendment each party agrees to be bound by the same. The provisions of Section 11 of the Purchase Agreement shall apply to this Amendment, mutatis mutandis, and are incorporated herein by this reference as if fully set forth herein.

Section 4.           Amendments to Other Transaction Documents. All references in the Transaction Documents to the Purchase Agreement shall henceforth be deemed to be references to the Purchase Agreement, as modified and amended hereby, and as may, from time to time, be further amended or modified in accordance with its terms.

(Signature page to follow.)

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first written above.

BUYER:

ALIGN NL HOLDINGS, LLC

By:	/s/ Kieran A. Sweeney
Name: Kieran A. Sweeney
Title: Chief Executive Officer

SELLER:

ARC INSURANCE HOLDINGS, INC.

By:	/s/ Corey G. Prestidge
Name: Corey G. Prestidge
Title: Vice President and Secretary

HILLTOP HOLDINGS INC.

By:	/s/ Corey G. Prestidge
Name: Corey G. Prestidge
Title: Executive Vice President and General Counsel

SIGNATURE PAGE TO FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT